EXHIBIT (10)(60)

FORM OF NOTE

Principal Amount: $100,000.00 Purchase Price: $75,000.00	Issue Date: December 28, 2011

FOR VALUE RECEIVED, the undersigned, ATTITUDE DRINKS, INC., a Delaware corporation ("Debtor"), promises to pay to the order of ALPHA CAPITAL ANSTALT, or its successors or assigns ("Lender"), on the two year anniversary of the Original Issue Date hereof ("Maturity Date") at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax: 011-42-32323196, or at such other place as the Lender may designate from time to time in writing to the Debtor, in lawful money of the United States of America, the principal sum of One Hundred Thousand Dollars ($100,000.00), together with interest on the unpaid principal balance of this Note from the date hereof until paid.

The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Payment Grace Period.  The Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

1.2           Repayment.  The Note shall be payable in full on the Maturity Date.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

2.2           Security Interest.  The Borrower fails to provide to Holder a security interest in the collateral by May 1, 2012.

2.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein as of the date hereof or any statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made.

2.4           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for Borrower for a substantial part of Borrower’s property or business; or such receiver or trustee shall be involuntarily appointed and not dismissed within forty-five days.

2.5           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of Borrower’s property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

2.6           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

2.7           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which, if capable of cure, is not cured within three (3) business days after written notice to the Borrower from the Holder.

ARTICLE III

MISCELLANEOUS

3.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Attitude Drinks Inc., 10415 Riverside Drive, Suite 101, Palm Beach Gardens, FL 33410, Attn: Roy Warren, CEO and President, facsimile: (561) 799-5039, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a copy by facsimile only to Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

3.3           Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

3.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

3.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York situated in New York County.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

3.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.8           Prepayment.  This Note may be redeemed or prepaid.

ARTICLE IV

SECURITY INTEREST

                      4.           Security Interest/Waiver of Automatic Stay.   Within two weeks of Holder’s request, this Note will be secured by a security interest granted to the Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 28th day of December, 2011.

ATTITUDE DRINKS, INC.

By:/S/ Roy Warren
            Roy Warren

WITNESS:

/s/ Debra Lieblong
     Debra Lieblong

FORM OF
GUARANTEE

FOR VALUE RECEIVED, the undersigned guarantor guarantees payment to ALPHA CAPITAL ANSTALT (“Obligee”), at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax: 011-42-32323196, as holder of a promissory note dated the date hereof in the principal amount of One Hundred Thousand Dollars ($100,000.00) made by ATTITUDE DRINKS, INC., a Delaware corporation, as Debtor and delivered to Obligee as Lender.

I waive diligence on the part of Obligee in the collection of that indebtedness, and agree that Obligee shall be under no obligation to notify me of the acceptance of the guaranty or of any credit extended on the face of this guaranty, or of any renewals or extensions of the indebtedness.  Obligee shall have the privilege of granting such renewals and extensions as it may deem proper.  I waive notice of nonpayment, protest, and notice of protest with respect to the indebtedness covered by this guaranty.

This guaranty is in addition to such other security, if any, as Obligee now or hereafter may have.  Obligee may surrender or release all or any portion of such other security, without in any way affecting my liability.  It shall not be necessary for Obligee in order to enforce payment by me of the indebtedness, to first institute suit or to pursue or exhaust its remedies against ATTITUDE DRINKS, INC., or against any other security which Obligee may have.

This Guarantee is effective only if the promissory note described above is outstanding on May 1, 2012.

Obligee shall be authorized and empowered to institute proceedings in law or in equity against me without joining Debtor.

My liability under this guaranty shall not be affected or impaired by the existence, from time to time, of an indebtedness or liability of ATTITUDE DRINKS, INC. to Obligee in excess of the amount of this guaranty.  I waive and renounce, for myself and my family, any and all homestead rights we may have under or by virtue of the Constitution or Laws of the State of New York or pursuant to laws of any other state or of the United States as against the liability and obligation created by this instrument.  I transfer, convey, and assign to the Obligee or holder of this guaranty, a sufficient amount of any homestead or other exemption that may be allowed to me, including such homestead or exemption as may be set apart in bankruptcy, to pay this obligation in full, with all costs of collection.  I direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to the Obligee a sufficient amount of property or money set apart as exempt to pay this obligation.

This agreement is to be performed in the County of New York, State of New York, and any suit on this guaranty or for any breach of this guaranty may be brought and prosecuted in the courts of that county.

This Guaranty shall be deemed an unconditional obligation of Guarantor for the payment of money and, without limitation to any other remedies of Obligee, may be enforced against Guarantor by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Obligee, Guarantor and Debtor are parties or which Guarantor delivered to Obligee, which may be convenient or necessary to determine Obligee’s rights hereunder or Guarantor’s obligations to Obligee are deemed a part of this Guaranty, whether or not such other document or agreement was delivered together herewith or was executed apart from this Guaranty.

Executed as of December 28, 2011

/S/ Roy Warren
ROY WARREN

STATE OF COUNTY OF	) ) ss.: )

On December 28, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared ROY WARREN personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same and that by his signatures on the instrument, the individual executed the instrument.

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Notary Public